UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2010

Graymark Healthcare, Inc.
 (Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 601-5300

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2010, we at Graymark Healthcare, Inc. (“we,” “the company,” or “Graymark”) and our subsidiary, ApothecaryRx, LLC (“ARX”), executed an Asset Purchase Agreement (“Agreement”) with Walgreen Co. (“Walgreen” or “Buyer”) providing for the sale of substantially all the assets of ARX to Buyer (the “Asset Sale”). As the parent corporation to ARX, we have agreed to guarantee all obligations of ARX under the Agreement and agreed to the non-competition and non-solicitation covenants described below. As described in Item 5.07, our shareholders adopted and approved the sale of assets to Buyer and the Agreement.

The assets being purchased by Buyer (the “Purchased Assets”) include (1) substantially all the assets and properties of ARX primarily used in or relating to the ownership and operation of ten retail pharmacies (the “Operate Location Pharmacies”), including all personal property, prescription files and records, customer lists and patient profiles, prescription pharmaceutical inventory, trademarks and trade names and related goodwill, and software and books, permits, and contracts, and (2) all prescriptions, prescription files and records, customer lists and patient profiles, prescription pharmaceutical inventory, trademarks and trade names, and software and books and records related to eight retail pharmacies (the “File Transfer Pharmacies”). ARX will retain all cash, cash deposits, and accounts receivable, agreements not assumed by Buyer, certain equipment and fixtures, and any personal property not located at the Operate Location Pharmacies.

The liabilities being assumed by Buyer include all obligations of ARX under certain contracts, including leases for the Operate Location Pharmacies and goodwill protection agreements, purchased by Buyer arising after the closing of the transaction and all obligations arising from operation of the retail pharmacy businesses purchased following the closing of the transaction.

In consideration for the ARX assets being purchased and liabilities being assumed, Buyer will pay in cash $25,500,000 plus up to $7,000,0000 for inventory (the “Inventory Amount”) and any security deposits, but less any payments remaining under goodwill protection agreements and any amounts due under promissory notes at closing which are assumed by Buyer (the “Purchase Price”). For purposes of determining the Inventory Amount, the parties have agreed to hire an independent valuator to perform a review and valuation of the inventory being purchased from each pharmacy location, provided that the Inventory Amount may not exceed $7,000,000. Of the Purchase Price, $2,000,000 will be deposited in an indemnity escrow account pursuant to the terms of the Indemnity Escrow Agreement described below. The amount of the Purchase Price may be adjusted downward if leases to the Operate Location Pharmacies cannot be assigned to the Buyer. All proceeds from the Asset Sale will be deposited in a restricted account at Arvest Bank. Of the proceeds, $25,000,000 will be used to reduce outstanding obligations under our credit facility with Arvest Bank. Remaining proceeds may be used to pay costs and expenses associated with the Asset Sale and the winding down of the ApothecaryRx business.

The Buyer may make offers of employment to certain employees of ARX, and the terms of employment for such employees will be on terms similar to those currently available to similarly situated employees of the Buyer.
Simultaneously with the closing of the transactions contemplated by the Agreement, ARX and Buyer will enter into a number of additional ancillary agreements, including a transition services agreement and an indemnity escrow agreement.

Indemnity Escrow Agreement. Both ARX and the Buyer have agreed to indemnify the other party against certain losses, subject to certain limitations. In order to secure the obligations of ARX for any indemnification claims under the Agreement, the parties agreed to deposit $2,000,000 of the Purchase Price (the “Escrow Amount”) in an indemnity escrow fund. Under the terms of the escrow fund, up to 50% of the remaining Escrow Amount will be released from the escrow fund to ARX on the 12-month anniversary of the final closing, after deducting from the remaining Escrow Amount any amounts subject to pending indemnification claims. The remaining escrow funds, if any, will be distributed to ARX on the 18-month anniversary of the final closing, subject to the settlement of any outstanding claims for indemnification on such date.

Non-competition and non-solicitation. In addition, ARX and Graymark have agreed for a period of five years from the final closing not to own, operate or engage in the business of retail drug store, clinic pharmacy, long-term care facility pharmacy business or other business which competes with the business conducted by ARX businesses being sold to Walgreen, and not to transfer or lease any File Transfer Location property to any business which competes with the retail pharmacy business being sold to Walgreen. ARX and Graymark have also agreed not to solicit for a period of five years following the final closing (i) any person who filled a prescription at any of the pharmacy locations sold to Walgreen during the 12-month period ending on the applicable closing date, and (ii) any former employee of ARX that is hired by Buyer. Certain employees of ARX and Graymark, including our Chief Operating Officer, will enter into individual non-competition agreements with Buyer at the first closing.

Information Statement. Under the Agreement, Graymark has agreed to promptly prepare and file with the Securities and Exchange Commission (the “SEC”) an Information Statement on Schedule 14C, and to distribute the definitive Information Statement promptly to its shareholders. Under applicable SEC rules, the transactions contemplated by the Agreement cannot be completed until the end of a 20-day period beginning on the day that the Definitive Information Statement is first distributed to our shareholders (the “SEC period”).

Closing. The parties have agreed to hold multiple closings by pharmacy location as set forth in the Agreement. The parties expect to begin the closing of the File Transfer Pharmacies within five days after the required SEC period has passed. We expect that the closing of the Operate Location Pharmacies and File Transfer Pharmacies would begin in October 2010, provided that the required SEC period has passed. The parties expect to complete the closing of the Asset Sale contemplated by the Agreement by December 31, 2010.

Termination. The Agreement contains customary termination rights. These include, subject to certain conditions, termination at any time prior to the first closing date by (i) mutual consent of the ARX and Buyer; (ii) either ARX or Buyer if the first closing of the transaction has not closed by November 30, 2010; and (iii) either party if the other party is in breach of the Agreement that is not cured after notice and causes a condition to completion of the transaction to fail.

A copy of the Asset Purchase Agreement is filed herewith as Exhibit 10.1, and is incorporated herein by reference. The foregoing summary of the Agreement is qualified in its entirety by reference to the form of Agreement filed herewith.

Item 2.05. Costs Associated with Exit or Disposal Activities.

As described in Item 1.01, our board of directors approved the sale of substantially all of the assets of its subsidiary, ApothecaryRx, LLC (“ARX”) to Walgreen Co. (the “Buyer”). In connection with the sale, we expect (i) to eliminate certain employee positions that will not move to Buyer and will not be required for future operation of ARX’s business, (ii) to terminate certain operating leases and other contractual obligations relating to the assets being sold, and (iii) liquidate remaining inventory and fixtures of the File Transfer Pharmacies. Such terminations are contingent upon the closing of the sale of ARX’s assets. We expect the sale of ARX’s assets to be completed by the end of 2010. We expect that the costs associated with the sale of assets will be incurred beginning in the third quarter of 2010 and will be substantially completed by the end of 2010 except for the remaining operating lease payments which run through 2015.

As of September 1, 2010, management determined that we expect to incur total estimated pre-tax cash charges of approximately $0.5 million in severance costs and other related employee termination costs relating to the disposition of ARX’s assets.

In addition, management determined that we expect to incur total estimated costs of approximately $2.2 million relating to the termination of operating leases of File Transfer Pharmacies, termination and settlement of outstanding vendor commitments, and operating leases for pharmaceutical robots in connection with the disposition of ARX’s assets.

We expect to incur additional cash expenditures for (i) transaction fees and expenses of approximately $1.5 million, and (ii) wind down expenses of approximately $0.6 million. We also expect to incur a non-cash charge of approximately $1.5 million on the sale and disposal of remaining inventory.

In total, we expect to incur total charges of $4.9 million of which approximately $4.7 million will result in future cash expenditures.

Management’s estimates of costs and charges relating to the sale of ARX’s assets are preliminary and based on a number of significant assumptions. The estimated amounts concerning the anticipated costs and charges constitute forward-looking statements and are based on management’s expectations and beliefs concerning future events affecting ARX and the company. The actual costs and charges resulting from the disposition of ARX’s assets may materially differ from what has been estimated at this time.

We will file amendments to this Form 8-K, as necessary, or make additional disclosures in our other period reports that we file with the SEC, upon the determination of any further material cash or non-cash charges, individually or in the aggregate, or of any material changes to our estimates of such amounts, to be incurred in connection with the disposal of ARX’s assets.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On August 31, 2010, shareholders owning approximately 56.6% of the issued and outstanding common stock of Graymark Healthcare, Inc., executed, and delivered to the Company, a written consent approving the sale of substantially all of the assets of ApothecaryRx, LLC and adopting the Asset Purchase Agreement described in Item 1.01. The description of the sale of assets and the Asset Purchase Agreement contained in Item 1.01 is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 1, 2010, we issued the press release furnished herewith as Exhibit 99.1 announcing the signing of the Asset Purchase Agreement to sell substantially all the assets of our subsidiary, ApothecaryRx, LLC.

The information in this Item 7.01 and exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1+	Asset Purchase Agreement dated September 1, 2010 among Walgreen Co., ApothecaryRx, LLC, and, to certain sections only, Graymark Healthcare, Inc.
99.1	Press Release issued September 1, 2010.

+	The schedules and exhibits to the Asset Purchase Agreement are not being filed herewith. The Asset Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	GRAYMARK HEALHCARE, INC.

Date: September 1, 2010	By:	/S/ Stanton Nelson

Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1+	Asset Purchase Agreement dated September 1, 2010 among Walgreen Co., ApothecaryRx, LLC, and, to certain sections only, Graymark Healthcare, Inc.
99.1	Press Release issued September 1, 2010.

+	The schedules and exhibits to the Asset Purchase Agreement are not being filed herewith. The Asset Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.